COHERENT, INC.
2011 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
1.Grant.  The Company hereby grants to the Employee named in the Notice of Grant of Award and Award Agreement (the “Notice of Grant”) an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to the terms and conditions in this agreement, including any country-specific terms and conditions for the Employee’s country contained in the appendix attached hereto (the “Appendix” and, together with the Global Restricted Stock Unit Agreement, the “Agreement”) and in the Company’s 2011 Equity Incentive Plan (the “Plan”). Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.
2.    Company’s Obligation.  Each RSU granted represents the right to receive one Share on the vesting date.  Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule.  The RSUs shall vest as set forth in the Notice of Grant, subject to paragraph 4.
4.    Forfeiture upon Termination as a Service Provider.   Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company. For purposes of the RSUs, the Service Provider's service will be considered terminated as of the date that the Service Provider is no longer providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Service Provider’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Employee's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any); the Company shall have the exclusive discretion to determine when the Service Provider is no longer providing services for purposes of the RSUs (including whether the Service Provider may still be considered to be providing services while on a leave of absence).
5.    Settlement upon Vesting.  Any RSUs that vest in accordance with paragraph 3 will be distributed to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares.
6.    Responsibility for Taxes.  The Employee acknowledges that, regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSU, the subsequent sale of Shares acquired pursuant to such issuance, and the receipt of any dividends and/or any Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Employee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Company shall withhold in Shares otherwise deliverable to the Employee having a Fair Market Value equal to the minimum statutory amount required to be withheld. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
a.    withholding from the Employee’s wages or cash compensation paid to the Employee by the Company and/or the Employer; or
b.    withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates for withholding in Shares or, in connection with the sale of Shares, other applicable withholding rates, including maximum applicable rates, in which case the Employee will receive a refund of any over-withheld cash proceeds and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items .
Finally, the Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
7.    Rights as Stockholder.  Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or the Employee’s broker.
8.    Acknowledgements.  In accepting the grant of RSUs, the Employee acknowledges, understands and agrees that:
a.    the Company (and not the Employer) is granting the RSUs and will administer the Plan from the United States, which may be outside the Employee’s country of residence; the RSU grant and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California;
b.    the benefits and rights provided under the Plan, if any, are wholly discretionary and do not constitute regular or periodic payments;
c.    the Employee is voluntarily participating in the Plan;
d.    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
e.    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination,

redundancy, dismissal, end-of-service payments, leave-related payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
f.    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, services the Employee may provide as a director of a Subsidiary of the Company;
g.    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Employee’s service as a Service Provider (for any reason whatsoever; and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any);
h.    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
i.    the grant of the RSUs, and all decisions with respect to any future grant of RSUs under the Plan, is at the complete discretion of the Company;
j.    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
k.    the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
l.    the grant of RSUs and the Employee’s participation in the Plan shall not create a right to employment or other service or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary of the Company and shall not interfere with the ability of the Company, the Employer or any Subsidiary of the Company, as applicable, to terminate the Employee’s employment or other service relationship (if any) at any time;
m.    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
n.    neither the Company, the Employer nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Employee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
9.    Data Privacy.  The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing the Employee’s participation in the Plan.
The Employee understands that the Company and its Subsidiaries may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

The Employee understands that Data will be transferred to a third party stock plan administrator/broker or such other stock plan provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that these recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The Employee understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Employee’s local human resources representative.
The Employee authorizes the Company, any third party stock plan administrator/broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Employee understands that, if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that he or she is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee RSUs or other equity awards or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.
10.    No Advice Regarding Grant.  The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan or the Employee’s acquisition or sale of the underlying Shares.  The Employee should therefore consult with his or her own personal tax, legal, and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.
11.    Language.  The Employee has received the terms and conditions of this RSU Agreement and any other related communications, and the Employee consents to having received these documents in English. If the Employee has received this Agreement or any other communications related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
12.    Electronic Delivery & Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.    Address for Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Plan Administration at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, CA 95054 U.S.A., or at such other address as the Company may hereafter designate in writing.
14.    Conditions for Issuance of Shares.  The Shares deliverable upon vesting of the RSUs may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company.  The Company shall not be required to issue any Shares hereunder prior to fulfillment of all the following conditions:  (a) the admission of such Shares to listing on all stock exchanges on which the class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any law or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body, whether in the United States or elsewhere, which the Company shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any governmental agency, which the Company shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Company may establish from time to time for legal or administrative reasons.
15.    Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.
16.    Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
17.    Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
18.    Modifications to the Agreement.  This Agreement (including any appendices attached hereto) constitutes the entire understanding of the parties on the subjects covered.  The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
19.    Governing Law and Venue.  The RSU grant and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
20.    Appendix.  Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any country-specific terms and conditions set forth in the Appendix for the Employee’s country.  Moreover, if the Employee relocates to one of the countries included in the Appendix, the country-specific terms and conditions for such country will apply to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.
21.    Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, the Employee agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Employee). Further, the Employee acknowledges that the Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Employee’s ability to acquire or sell Shares or rights to Shares under the Plan during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws in the Employee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is his or her responsibility to comply with any applicable restrictions.
23.    Foreign Asset/Account Reporting Requirements. The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares) in a brokerage or bank account outside his or her country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time from receipt. The Employee acknowledges that it is his or her responsibility to be compliant with such regulations.
24.    Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other Participants.

COHERENT, INC.
 2011 EQUITY INCENTIVE PLAN
APPENDIX

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice of Grant and/or the Global Restricted Stock Unit Agreement.
TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the RSUs granted to the Employee under the Plan if the Employee works and/or resides in one of the countries listed below.
In accepting the grant of RSUs, the Employee acknowledges, understands and agrees that:

1.	If the Employee is employed by a Subsidiary, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose; and

2.
If the Employee is a citizen or resident of a country other than the one in which the Employee is currently residing and/or working (or is considered as such for local law purposes), or if the Employee transfers employment and/or changes residency to a different country after the RSUs are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Employee.

NOTIFICATIONS
This Appendix also includes information regarding certain other issues of which the Employee should be aware with respect to the Employee’s participation in the Plan. Such information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information contained in this Appendix as the only source of information relating to the consequences of the Employee’s participation in the Plan, because the information may be out-of-date at the time the Employee vests in the RSUs or sells any Shares acquired upon such vesting.
In addition, the information contained in this Appendix is general in nature and may not apply to the Employee’s particular situation and, as a result, the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee should seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to the Employee’s individual situation.
If the Employee is a citizen or resident of a country other than the one in which the Employee is currently residing and/or working, is considered a resident of another country or transfers employment and/or changes residency to another country after the RSUs are granted, the information contained in this Appendix may not be applicable to the Employee.
BELGIUM
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (i.e., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located.
CANADA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in Section 13 of the Plan or anything to the contrary in the Agreement, the RSUs are payable in Shares only.
Termination of Employment. The following provisions replaces paragraph 4 of the Global Restricted Stock Unit Agreement:
Forfeiture upon Termination as a Service Provider. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company. For purposes of the RSUs, the Service Provider’s service will be considered terminated as the last day on which the Service Provider is actively employed by or providing services to the Company or a Subsidiary of the Company, and shall not include or be extended by any period following such day during which the Employee is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law; the Company shall have the exclusive discretion to determine when the Service Provider is no longer providing services for purposes of the RSUs (including whether the Service Provider may still be considered to be providing services while on a leave of absence).
The following provisions apply for residents of Quebec:
English Language Provision.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressement souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy.  The following provisions supplement paragraph 9 of the Global Restricted Stock Unit Agreement:
The Employee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Employee further authorizes the Employer, the Company (or any of its Subsidiaries) and the Administrator to disclose and discuss the Plan with their advisors.  The Employee further authorizes the Employer, the Company and any Subsidiary of the Company to record such information and to keep such information in his or her employee file.
NOTIFICATIONS
Securities Law Information. The Employee will not be permitted to sell or otherwise dispose of the Shares acquired upon vesting of the RSUs within Canada. The Employee will only be permitted to sell or dispose of any Shares acquired under the Plan if such sale or disposal takes place outside of Canada on the facilities on which such Shares are traded (i.e., on the NASDAQ stock market).
Foreign Asset/Account Reporting Information. The Employee is required to report any foreign property that he or she may hold outside Canada (including Shares acquired under the Plan) annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. Foreign property includes Shares and rights to receive Shares (e.g., RSUs). Thus, RSUs must be reported (generally at nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property. When the Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the Fair Market Value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The form T1135 must be filed with the Employee’s annual tax return by April 30 of the following year for every year during which his or her foreign property exceeds C$100,000.
CHINA
TERMS AND CONDITIONS
Form of Settlement. The operation of employee share plans in China may be subject to Article 18 of the implementing Rules of the Measures for Administration of Foreign Exchange of Individuals or other rules issued by the State Administration of Foreign Exchange ("Exchange Control Laws"). The Employee understands and agrees that, if he or she is subject to such Exchange Control Laws (as determined by the Company in its sole discretion), he or she will not receive any Shares upon the vesting of the RSUs, notwithstanding anything to the contrary in this Agreement or the Plan. Instead, the Employee (or any transferee permitted under the Plan) will receive through local payroll an amount of cash equal to the Fair Market Value of the number of RSUs that vest on the applicable vesting date.
FINLAND
There are no country-specific provisions.
FRANCE
TERMS AND CONDITIONS
Consent to Receive Information in English.  By accepting the RSUs, the Employee confirms having read and understood this Appendix, the Agreement and the Plan, including all terms and conditions included therein, which were provided in the English language.  The Employee accepts the terms of those documents accordingly.
En acceptant les RSUs, le Employee confirme avoir lu et compris cette Appendix, le Contrat et le Plan, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Employee accepte les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS
Exchange Control Information.  The Employee must declare to the customs authorities the cash and securities they import or export without the use of a financial institution when the value of such cash or securities exceeds €10,000. Further, if the Employee holds securities (including Shares acquired under the Plan) or maintains a bank account outside of France, he or she is required to report such securities or account to the French tax authorities when filing his or her annual tax return.
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Employee receives a payment in excess of this amount, the Employee must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
ITALY
TERMS AND CONDITIONS

Data Privacy.  The following provisions supplement paragraph 9 of the Global Restricted Stock Unit Agreement:
The Employee understands that the Employer, the Company and any of its Subsidiaries may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address, email address, and telephone number, date of birth, passport, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships that the Employee holds in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.
The Employee also understands that providing the Company with Data is necessary for the performance of the Plan and that the Employee’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Employee’s ability to participate in the Plan. The Controller of personal data processing is Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, USA, and, pursuant to D.lgs 196/2003, Coherent Italia, with its registered offices at Via Borgese, 14, 20154 Milano, Italy.
The Employee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Employee further understands that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and that the Company and/or its Subsidiaries may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom the Employee may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, the Employee understands that the Company will delete the Employee’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Employee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of the Employee’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Employee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Employee understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right to, including but not limited to, access, delete, update, ask for rectification of Data and cease, for legitimate reason, any processing of Data. Furthermore, the Employee is aware that Data will not be used for direct marketing purposes. In addition, Data provided may be reviewed and questions or complaints can be addressed by contacting the Employee’s local human resources department.
Plan Document Acknowledgment.  In accepting the grant of the RSUs, the Employee acknowledges that he or she has received a copy of the Plan and the Agreement, has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.
The Employee acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Global Restricted Stock Unit Agreement: paragraph 4 on Forfeiture upon Termination as an Employee; paragraph 6 on Responsibility for Taxes; paragraph 8 on Acknowledgements; paragraph 11 on Language; paragraph 19 on Governing Law and Venue; and the Data Privacy paragraph included in this Appendix.
NOTIFICATIONS

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax to the extent it exceeds €6,000. The taxable amount will be the fair market value of the financial assets (e.g., Shares acquired under the Plan) assessed at the end of the calendar year.
JAPAN
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net value exceeding ¥50,000,000. Such report will be due by March 15 each year.
KOREA
NOTIFICATIONS
Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of Shares or receipt of cash dividends in a single transaction are required to repatriate the proceeds to Korea within three years from the date of the sale/receipt.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).
MALAYSIA

TERMS AND CONDITIONS
Data Privacy. The following provisions supplement paragraph 9 of the Global Restricted Stock Unit Agreement:

The Employee hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in the Agreement and any other Plan grant materials by and among, as applicable, the Company, the Employer and any other Subsidiary of the Company or any third parties authorized by the same in assisting in the implementation, administration and management of the Employee’s participation in the Plan.
The Employee may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Employee, including, but not limited to, the Employee’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Employee’s participation in the Plan, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Employee also authorizes any transfer of Data, as may be required, to such stock plan service provider as may be designated by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the RSUs are deposited (the “Designated Broker”).  The Employee acknowledges that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Employee’s country, which may not give the same level of protection to Data.  The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Employee authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Employee’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing the Employee’s local human resources representative, whose contact details are PengPeng.Tan@coherent.com.  Further, The Employee understands that he or she is providing the consents herein on a purely voluntary basis.  If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee’s employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant future RSUs or other equity awards to the Employee or administer or maintain such awards.  Therefore, the Employee understands that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understand that he or she may contact the Employee’s local human resources representative.

Pekerja dengan ini secara eksplisit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Pekerja seperti yang dinyatakan dalam Perjanjian  dan apa-apa bahan geran Pelan oleh dan di antara Majikan, Syarikat dan mana-mana syarikat induk atau, anak syarikat kepada Syarikat atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Pekerja dalam Pelan.
Sebelum ini, Pekerja mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Pekerja, termasuk, tetapi tidak terhad kepada, nama Pekerja, alamat rumah, alamat emel dan nombor telefon, tarikh lahir, pasport, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam Saham Biasa atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Pekerja dalam Pelan, butir-butir semua opsyen atau apa-apa hak lain untuk Saham  Biasa yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Pekerja  (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Pekerja juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham yang lain sebagaimana yang ditetapkan oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang didepositkan dengan syer-syer yang diperolehi melalui peletakkan hak unit-unit saham terbatas (RSUs) (“Broker yang Ditetapkan”). Pekerja mengakui bahawa penerima-penerima ini mungkin berada di negara Pekerja atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Pekerja, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Pekerja faham bahawa Pekerja boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Pekerja memberi kuasa kepada Syarikat, Broker yang Ditetapkan dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Pekerja dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Pekerja dalam Pelan. Pekerja faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan Pekerja dalam Pelan. Pekerja faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan Pekerja, di mana butir-butir hubungannya adalah PengPeng.Tan@coherent.com. Selanjutnya, Pekerja memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Pekerja tidak bersetuju, atau jika Pekerja kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjaya Pekerja dengan Majikan tidak akan terjejas; satunya akibat jika tidak bersetuju atau menarik balik persetujuan adalah bahawa Syarikat tidak akan dapat memberikan unit-unit saham terbatas pada masa depan atau anugerah ekuiti lain kepada Pekerja atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Pekerja faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaan Pekerja untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan Pekerja untuk memberikan keizinan atau penarikan balik keizinan, Pekerja  fahami  bahawa dia boleh menghubungi wakil sumber manusia tempatannya.

NOTIFICATIONS
Director Notification Obligation. If the Employee is a director of a Malaysian Subsidiary, the Employee is subject to certain notification requirements under the Malaysian Companies Act 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Employee receives or disposes of an interest (e.g., RSUs or Shares) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
NETHERLANDS
NOTIFICATIONS
SINGAPORE
TERMS AND CONDITIONS
Sale of Shares. The Shares subject to the RSUs may not be offered for sale in Singapore within six months of the date of grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).
NOTIFICATIONS
Securities Law Information.  The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA and is not made to the Employee with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
CEO/Director Notification Obligation.  If the Employee is the chief executive officer (“CEO”) or a director, associate director or a shadow director of the Company’s subsidiary in Singapore, the Employee is subject to certain notification requirements under the Singapore Companies Act. The Employee must notify the Singapore subsidiary in writing within two business days of any of the following events: (i) the Employee receiving or disposing of an interest (e.g., RSUs or Shares) in the Company or any subsidiary of the Company, (ii) any change in a previously-disclosed interest (e.g., the sale of Shares), or (iii) becoming the CEO or a director, associate director or a shadow director if the Employee holds such an interest at that time.
SPAIN
TERMS AND CONDITIONS
Termination and Nature of Grant. The following provisions supplement paragraphs 4 and 8 of the Global Restricted Stock Unit Agreement:
In accepting the grant of RSUs, the Employee consents to participation in the Plan and acknowledges that the Employee has received a copy of the Plan.
The Employee understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be Employees of the Company or of a Subsidiary of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or a Subsidiary of the Company other than as expressly set forth in the Agreement. Consequently, the Employee understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares issued upon the vesting of the RSUs are not part of any employment or service contract (either with the Company or with a Subsidiary of the Company) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.
Further, the Employee understands and agrees that, unless otherwise provided in the Plan or the Agreement, the RSUs will be cancelled without entitlement to any Shares underlying the RSUs if the Service Provider’s employment or service is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modifications of the terms of employment under Article 41 of the Worker’s Statute, relocation under Article 40 of the Worker’s Statute, Article 50 of the Worker’s Statute, or under Article 10.3 of Royal Decree 1382/1985. The Company, in its sole discretion, shall determine the date when the Service Provider’s employment or service has terminated for the purpose of the RSUs.
In addition, the Employee understands that this grant would not be made to the Employee but for the assumptions and conditions referred to above; thus, the Employee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the RSUs shall be null and void.
NOTIFICATIONS
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the RSUs. Neither the Plan nor the Agreement (which include this Appendix) has been nor will be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus
Exchange Control Information.  Spanish taxpayers must declare the acquisition, ownership and disposition of Shares in a foreign company (including Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness.  Generally, the declaration must be filed in January for Shares owned as of December 31 of the prior year and/or Shares acquired or disposed of during the prior year; however, if the value of Shares acquired or disposed of, or the amount of the sale proceeds, exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, the Employee may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.
Foreign Asset/Account Reporting Information. To the extent that the Employee holds rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 of each year (or at any time during the year in which the Employee sells or disposes of such right or asset), the Employee is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.
SWEDEN
There are no country-specific provisions.

SWITZERLAND
NOTIFICATIONS
Securities Law Information. The grant of the RSUs under the Plan is not intended to be publicly offered in or from Switzerland. Because the offering of the RSUs under the Plan is considered a private offering in Switzerland, it is not subject to registration in Switzerland. Neither the Agreement nor any other materials relating to the grant of RSUs under the Plan constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to the grant of the RSUs under the Plan may be publicly distributed nor otherwise made available in Switzerland. Further, neither the Agreement nor any other offering or marketing material relating to the Plan has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (“FINMA”).
TAIWAN
NOTIFICATIONS
Securities Law Information. The grant of RSUs and any Shares acquired under these RSUs are available only for Employees of the Company and its Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Employee may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, the Employee must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more in a single transaction, the Employee must also provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in Section 13 of the Plan or anything to the contrary in the Agreement, the RSUs are payable in Shares only. This provision is without prejudice to the application of paragraph 6 of the Global Restricted Stock Unit Agreement.
Withholding Taxes.  The following provisions supplement paragraph 6 of the Global Restricted Stock Unit Agreement:
If payment or withholding of income tax due is not made within 90 days of the end of the U.K. tax year (April 6 - April 5) in which the event giving rise to such income tax occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of uncollected income tax will constitute a loan owed by the Employee to the Employer, effective on the Due Date. The Employee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in paragraph 6.
Notwithstanding the foregoing, if the Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Employee will not be eligible for such a loan to cover the income tax described above. In the event that the Employee is a director or executive officer and the Employee’s income tax is not collected from or paid by the Employee by the Due Date, such uncollected amounts may constitute a benefit to the Employee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from the Employee by any of the means referred to in paragraph 6.